EXHIBIT 5.1

HORWITZ, CRON & ARMSTRONG, LLP

Attorneys at Law

26475 Rancho Parkway SouthLake Forest, California 92630Telephone (949) 540-6540Facsimile (949) 540-6578

February 21, 2013

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:     Gelia Group, Corp.

Dear Sir or Madam:

The law firm of Horwitz, Cron & Armstrong, LLP (the “Firm”), has acted as special counsel for Gelia Group, Corp., a Nevada corporation (the "Company"), in connection with the authorization of the shares to be registered pursuant to the Registration Statement on Form S-1 (the "Registration Statement"), dated January 16, 2013, and the Amended Registration Statement, dated February 21, 2013, filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 4,000,000 shares of the Company’s common stock to be sold by the Company (the "Common Stock"). Such shares are to be registered under the Registration Statement, and the related Prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form S-1.

We have examined instruments, documents and records, which we have deemed relevant and necessary for the basis of this opinion hereinafter expressed. We have done so in light of all applicable laws. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the representations of officers and employees are correct as to questions of fact; and (e) the persons executing the documents examined by us have the legal capacity to execute such documents. The instruments, document and records we have examined include, among other items, the following:

1. The Registration Statement;

2. The Articles of Incorporation;

3. Initial List of Officers, Directors and Resident Agent;

4. Bylaws;

5. Board minutes.

To our knowledge, the Company is not a party to any legal proceedings, there are no known judgments against the Company, nor are there any actions or suits filed or threatened against it or has no known claim, actions or inquiries from any federal, state or other government agency, other than as may be set forth in the Registration Statement. We are not aware of any claims against the Company or any reputed claims against it at this time, other than as may be set forth in the registration statement.

United States Securities and Exchange Commission

The directors and officers of the Company are indemnified against all costs, charges and expenses, including an amount paid to satisfy a judgment, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

Based on our examination of the documents provided to this office, information received from the Company, analysis of the applicable laws and judicial interpretations, we are of the opinion that the Common Stock to be sold by the Company is duly authorized and will be legally issued, fully paid and non-assessable upon issuance to purchaser under the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Sincerely,

HORWITZ, CRON & ARMSTRONG, LLP

/s/  Horwitz, Cron & Armstrong, LLP